Exhibit 99.1

Date:	October 10, 2016

To:	ESPP Participants

From:	Andy Lyness

Subject:	Treatment of Shares in your EndoChoice Holdings, Inc. Employee Stock Purchase Plan (“ESPP”) Account in Connection with our Merger

EndoChoice Holdings, Inc. (the “Company”) has entered into an agreement and plan of merger, dated September 27, 2016 (the “Merger Agreement”), by and among the Company, Boston Scientific Corporation (“Parent”), and Falcon Merger Corp., a wholly owned subsidiary of Parent (the “Purchaser”), pursuant to which, among other things: (1) each issued and outstanding share of common stock of the Company (“Company Stock”) (other than shares of Company Stock to be cancelled in accordance with the Merger Agreement) shall be converted into the right to receive $8.00 in cash, without interest (the “Merger Consideration”); and (2) the Purchaser will merge with and into the Company, whereupon the separate existence of the Purchaser will cease and the Company will be the surviving corporation in the merger (the “Merger”). At the completion of the Merger, the Company will no longer be a publicly-traded company.

What does this mean to you?

(1) Prior to the closing of the Merger, the funds that you have deferred into the ESPP for the current Purchase Period that began on July 1, 2016 will be used to purchase shares of the Company’s common stock. The purchase price will be the lower of the closing price of the Company’s common stock on July 1, 2016 or on the purchase date, which will be at least 5 business days prior to the closing of the Merger. Purchased shares will be deposited into your UBS One Source account as soon as possible after the purchase date.

(2) Effective with the closing of the Merger, the ESPP will be terminated. As soon as practicable after the Merger, you will be entitled to receive a cash payment into your UBS One Source account equal to the number of outstanding shares held in your ESPP account multiplied by the Merger Consideration, less applicable withholding taxes. For Israeli employees, the funds will then be forwarded to ESOP Management Trust for further distribution to each participant in accordance with an expected ruling from the Israeli tax authorities.

This cover letter and the attached questions and answers are being distributed to you for informational purposes only to assist you in understanding what to expect as a result of the cash-out of your shares. They are intended to provide general information only and are qualified by the exact language of the Merger Agreement and in the event of a conflict between the terms of this cover letter, the attached questions and answers, and the Merger Agreement, the terms of the Merger Agreement shall control. You may obtain a copy of the Merger Agreement via the Securities and Exchange Commission’s website at:

https://www.sec.gov/Archives/edgar/data/1623919/000119312516720839/d267360dex21.htm.

The information provided herein does not constitute legal or tax advice. We strongly encourage you to seek the advice of a tax or financial consultant if you have specific questions regarding the tax consequences associated with your ESPP account.

If you have any additional questions after reviewing the attached, please email the Company at [•] or contact Leonard Starr, SVP-Investments at UBS Financial Services, Inc. via phone at [•] and via email at [•].

GENERAL INFORMATION

Question 1:	What happens to the ESPP before the merger is completed?

Answer 1:	No change in the terms and conditions of the ESPP occurred on the date the Company signed the Merger Agreement. Salary deferrals will continue until the date of purchase for the current Purchase Period, which will be at least 5 business days prior to the closing of the Merger. You may still change your deduction election (reduce or withdraw) until October 21, 2016 and transfer or sell any shares currently held in your ESPP account until October 31, 2016 (see Question 2). Any election changes or transactions will be processed in the same manner as before.

Question 2:	Is there a “blackout date” prior to the closing of the Merger?

Answer 2:	In order to make sure that all transactions have settled prior to the closing of the Merger and to complete all other required administrative work, you will not be permitted to change your deduction election after October 21, 2016, or transfer or sell any shares held in your ESPP account after the close of business on October 31, 2016. Please note, any sales will also be subject to the Company’s Insider Trading Policy.

Question 3:	When is the Merger expected to close?

Answer 3:	The Merger is tentatively scheduled to close in early November 2016.

Question 4:	Do I need to do anything to receive the cash payment for my shares?

Answer 4:	The cash payment for your ESPP shares will automatically be completed after the closing of the Merger with no further action on your part. Alternatively, you may elect, prior to the Merger, to tender the shares held in your ESPP account pursuant to and in accordance with the tender offer initiated by the Purchaser. This election will be facilitated via the UBS One Source website.

US participants should review your contact information in ADP to ensure that your home address, email address, phone number and other information is correct. ADP provides information to UBS One Source for their use in maintaining your ESPP account.

Israeli participants should review your contact information in UBS One Source and notify the Company of any changes via email to [•].

In addition, all participants should make sure that a W-9 (US participants) or W-8 BEN (foreign participants) has been completed. Please log in to your UBS One Source account to make sure the appropriate form is on file for your account.

Question 5:	How will my cash payment be made?

Answer 5:	The cash payment for your ESPP shares, less any applicable tax withholdings, will be made directly into your UBS One Source account. Refer to the UBS One Source website for information about how to transfer funds to other financial institutions or to request a check for your proceeds.

Question 6:	When will I receive my payment?

Answer 6:	The funds will be available to stockholders in the ESPP at the same time as they are generally available to other stockholders of the Company. Refer to the UBS One Source website for information about how to transfer funds to other financial institutions or to request a check for your proceeds.

Question 7:	What if I do not receive my funds after 10 calendar days?

Answer 7:	If you do not receive your funds within 10 calendar days of the closing of the Merger, you should contact Leonard Starr, SVP-Investments at UBS Financial Services, Inc. via phone at [•] or via email at [•].

Question 8:	If I live in Israel, how will I receive my proceeds?

Answer 8:	Proceeds will be forwarded to ESOP Management Trust for further distribution to participants in accordance with an expected ruling from the Israeli tax authorities (see Question 9).

Question 9:	Is there special treatment under Israeli tax laws?

Answer 9:	With respect to Israeli employees who hold ESPP shares, we are seeking a ruling from the Israeli Tax Authority that (1) the Merger Consideration will be made via the equity incentive trustee (ESOP Management Trust) and (2) any breach, resulting from the Merger, of the terms for a preferential tax treatment of the equity incentive, will be waived. It is anticipated that under the terms of the ruling, the Merger Consideration payable with respect to equity incentives that, when the Merger closes, will not have been deposited with ESOP Management Trust for the entire statutory lock-up period, as applicable, will be released to the recipients at the lapse of the lock-up period.

Question 10:	What else should I know?

Answer 10:	Statements will be prepared and distributed in the same manner as before the Merger. In addition, UBS One Source will provide the appropriate year-end tax information to you in time to allow for preparation of your 2016 tax return in accordance with their normal practices. If you have any questions concerning any information received by UBS One Source after the completion of the Merger and cash payment, please contact Leonard Starr, SVP-Investments at UBS Financial Services, Inc. via phone at [•] or via email at [•].

TAX IMPLICATIONS

The information provided herein does not constitute legal or tax advice. All associates are urged to consult their tax advisors to determine the particular tax consequences of the cash-out of their equity awards resulting from the Merger, including the applicability and effect, if any, of the alternative minimum tax, and any state, local, foreign or other tax laws.

NO MERGER

If the Merger is not consummated for any reason, our stockholders will not receive any payment for their stock. Instead, we will remain a public company and shares of our common stock will continue to be listed and traded on the NYSE.

QUESTIONS

If you have any questions regarding the stock held in your ESPP account, please contact Leonard Starr, SVP-Investments at UBS Financial Services, Inc. via phone at [•] or via email at [•].

NOTICE TO INVESTORS AND SECURITY HOLDERS

Additional Information about the Proposed Offer and Merger and Where to Find It

The proposed transaction described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any of the Company’s securities. The solicitation and the offer to buy the shares of the Company’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Parent and Purchaser intend to file with the SEC. In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the proposed transaction. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the proposed transaction free of charge at the website of the SEC at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investors” section of the Company’s website at http://investors.endochoice.com/. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/ RECOMMENDATION STATEMENT OF THE COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE PROPOSED TRANSACTION THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES PURSUANT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE PROPOSED TRANSACTION.

Forward-Looking Statements

Statements included in this communication that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on the Company’s current beliefs and expectations. These forward-looking statements include without limitation statements regarding the planned completion of the proposed transaction. The Company’s actual future results may differ materially from the Company’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: uncertainties as to the timing of the proposed transaction; uncertainties as to the percentage of the Company’s stockholders tendering their shares in the proposed transaction; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to the Company’s business, including those detailed under “Risk Factors” and elsewhere in the Company’s public periodic filings with the SEC, as well as the tender offer materials to be filed by Parent and Purchaser and the Solicitation/Recommendation Statement to be filed by the Company in connection with the proposed transaction.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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